Encorium Group, Inc. Receives Delisting Notice

Wayne, PA, April 28, 2010 -- Encorium Group, Inc. (NASDAQ: ENCO), a full service multinational clinical research organization (CRO) conducting studies in over 30 countries for many of the world's leading pharmaceutical and biotechnology companies, today announced that it received a NASDAQ staff determination letter on April 22, 2010 notifying the Company that it did not comply with the minimum $2,500,000 stockholders’ equity requirement for continued listing on The NASDAQ Capital Market as set forth in Listing Rule 5550(b)(1). In accordance with the notice, the Company will request an appeal by April 29, 2010 which should allow trading of the Company’s common stock to continue during the appeal process.

As previously disclosed, on August 25, 2009, the Company received a letter from The NASDAQ Stock Market notifying the Company that, based on its Form 10-Q for the period ended June 30, 2009, NASDAQ determined that the Company’s stockholders’ equity did not comply with the minimum $2.5 million stockholders’ equity requirement for continued listing on The NASDAQ Capital Market. As provided in the NASDAQ Listing Rules, the Company submitted to NASDAQ a plan and timeline to achieve and sustain compliance. NASDAQ granted the Company an extension until December 8, 2009 to comply and notified the Company that, if at the time of its periodic report for the year ending December 31, 2009, the Company did not evidence compliance, the Company’s common stock may be subject to delisting. As of December 31, 2009 the stockholders' equity of the Company was $2.3 million, which fails to meet the $2.5 million minimum stockholders’ equity requirement.

The determination letter states that the Company’s appeal of the delisting determination must be made to a NASDAQ Listing Qualification Panel (“the Panel”) by submitting a hearing request on or before 4:00 p.m. Eastern Time on April 29, 2010 and that a hearing request will stay the suspension of the Company's securities and the filing of the Form 25-NSE pending the Panel's decision. As previously stated, the Company intends to timely submit a hearing request and to present its plan of compliance in support of the Company's position at the hearing. The Company is currently considering actions that may allow it to regain compliance with the NASDAQ continued listing standards and maintain its NASDAQ listing. However, there can be no assurances that the Panel will grant a request for a hearing or that the Company will be able to successfully argue in support of its position.

About Encorium Group, Inc.

Encorium Group, Inc. is a global clinical research organization specializing in the design and management of complex clinical trials and Patient Registries for the pharmaceutical, biotechnology and medical device industries. The Company's mission is to provide its clients with high quality, full-service support for their biopharmaceutical and medical device development programs. Encorium offers therapeutic expertise, experienced team management and advanced technologies. The Company has drug and biologics development as well as clinical trial experience across a wide variety of therapeutic areas such as infectious diseases, cardiovascular, vaccines, oncology, diabetes endocrinology/metabolism, gene therapy, immunology, neurology, gastroenterology, dermatology, hepatology, women's health and respiratory medicine. Encorium believes that its expertise in the design of complex clinical trials, its therapeutic experience and commitment to excellence, and its application of innovative technologies, offer its clients a means to more quickly and cost effectively move products through the clinical development process.

This press release contains forward-looking statements identified by words such as "estimate," "project," "expect," "intend," "believe," "anticipate" and similar expressions. Those statements involve risks and uncertainties, and actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to: (i) the risk that we may not have sufficient funds to operate our business; (ii) our success in attracting new business and retaining existing clients and projects; (iii) the size, duration and timing of clinical trials we are currently managing may change unexpectedly; (iv) the termination, delay or cancellation of clinical trials we are currently managing could cause revenues and cash-on-hand to decline unexpectedly; (v) the timing difference between our receipt of contract milestone or scheduled payments and our incurring costs to manage these trials; (vi) outsourcing trends in the pharmaceutical, biotechnology industries; (vii) the ability to maintain profit margins in a competitive marketplace; (viii) our ability to attract and retain qualified personnel; (ix) the sensitivity of our business to general economic conditions; (x) other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices; (xi) announced awards received from existing and potential customers are not definitive until fully negotiated contracts are executed by the parties; (xii) our backlog may not be indicative of future results and may not generate the revenues expected; (xiii) uncertainties regarding the availability of additional capital; and (xiv) uncertainties regarding the continued listing of our common stock on NASDAQ. You should not place undue reliance on any forward-looking statement. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events. Please refer to the section entitled "Risk Factors" in the Company Annual Report on Form 10-K for the year ended December 31, 2009 for a more complete discussion of factors which could cause our actual results and financial position to change.

CONTACT: Encorium Group, Inc. Philip L. Calamia, Chief Financial Officer 484-588-5400 www.encorium.com

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